UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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AIM ImmunoTech Inc.

(Name of Registrant as Specified in its Charter)

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Delaware Court Rules in Favor of AIM ImmunoTech and Upholds Board’s Determination that Activist Group’s Nominations Are Invalid

Court Finds Activist Group “Flouted” AIM’s Bylaws by Failing to Provide Required Information

AIM Will Reconvene Annual Meeting Today and then Adjourn Until January 5th

Any Proxies Submitted by Activist Group Will Be Disregarded

AIM Urges Shareholders to Vote on the WHITE Proxy Card “For All” Four Company Directors to Support Company’s Positive Momentum and Protect Their Investment

OCALA, Fla., December 29, 2023 — AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today announced the Delaware Court of Chancery (the “Court”) ruled that the nomination notice (the “Notice”) submitted by a member of a group of individuals who are seeking to nominate three candidates for election to AIM’s four-person Board of Directors (the “Board”) (collectively, the “Activist Group”) was properly rejected for being invalid under the Company’s Bylaws. This ruling follows a trial held at the end of October in connection with the Activist Group’s lawsuit against the Company.

As a reminder, the AIM Board had unanimously determined that the Activist Group’s nomination notice was invalid because it omitted key information and included misleading information, ignoring what the Company’s Bylaws require to be disclosed. In light of the Court’s ruling, the Company will disregard the Activist Group’s director nominations, and no proxies or votes in favor of their three nominees will be recognized or tabulated at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”).

In reaching its decision, the Court noted the following:1

●	“… the Board acted reasonably and equitably in rejecting the [nomination notice submitted by Ted D. Kellner]. It did not breach its fiduciary duties in enforcing valid advance notice bylaws. The plaintiff’s group—not the Board—are ‘the ones engaging in manipulative conduct.’”

●	“Ultimately, the nondisclosure of certain [arrangements, agreements or understandings] is fatal to Kellner’s nomination effort. After the [Jonathan] Jorgl litigation, Kellner, [Robert] Chioini, [Todd] Deutsch and their counsel should have been closely attuned to the importance of completely disclosing all relevant arrangements and understandings. Still, they flouted the Company’s advance notice requirements. Because of the timing of Kellner’s submission—the night before the submission deadline—there was no possibility of correcting any deficiencies.”

●	“The concealment of arrangements and understandings that go to the heart of a nomination effort risks undermining the essential disclosure function of advance notice bylaws. Directors and stockholders would justifiably want to know whether a nomination is part of a broader scheme. Such information was withheld from or obfuscated in the Kellner Notice.”

Thomas K. Equels, M.S., J.D., Executive Vice Chairman of the Board, CEO & President, stated:

“For the second year in a row, a group of interconnected individuals with seemingly nefarious intentions has tried to take over the AIM Board without paying other shareholders an appropriate premium for that control. We are pleased that the Court has validated the Board’s determination that the Activist Group omitted and misrepresented critical information related to its members’ backgrounds and intentions for AIM. We believe this will protect the best interests of shareholders as we position the Company to capitalize on important upcoming clinical milestones. We look forward to continuing to build on our significant momentum in delivering life-saving treatments for unmet patient needs as well as creating shareholder value.”

1 Emphasis added.

The Company will reconvene its 2023 Annual Meeting as planned today at 11:00 a.m. Eastern Time, and will then adjourn proceedings, without conducting any other business, until Friday, January 5, 2024 at 11:00 a.m. Eastern Time to allow all parties time to process the Court’s ruling before the business to come before the 2023 Annual Meeting is conducted.

A copy of the Court’s ruling is available online at the following address: https://courts.delaware.gov/Opinions/Download.aspx?id=357400.

To learn more, visit: www.SafeguardAIM.com.

***

THE BOARD RECOMMENDS A VOTE “FOR ALL” OF OUR BOARD’S NOMINEES (STEWART L. APPELROUTH, NANCY K. BRYAN, THOMAS K. EQUELS AND DR. WILLIAM M. MITCHELL) ON PROPOSAL 1 USING THE WHITE PROXY CARD.

If you have any questions or require any assistance in voting your shares, please contact our proxy solicitor:

Morrow Sodali LLC

430 Park Avenue, 14th Floor

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

Banks, Brokers, Trustees, and Other Nominees Call Collect: (203) 658-9400

Email: AIM@investor.MorrowSodali.com

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com

Media Contact:

Longacre Square Partners

Joe Germani / Miller Winston

AIM@longacresquare.com